UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2012

Search By Headlines.com Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3250 Oakland Hills Court, Fairfield, California 94534
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 707.208.6368

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

We have entered into an acquisition agreement (the “Agreement”) with Naked Boxer Brief Clothing Inc. (“Naked”) and SBH Acquisition Corp. (“Subco”), the Company’s subsidiary, pursuant to which we agreed to acquire all of the issued and outstanding common shares of Naked (each, a “Naked Share”) in exchange for the issuance of 13,500,000 common shares in the capital of our company (each, a “Share”) to the shareholders of Naked on a pro-rata basis (the “Transaction”). Each warrant (the “Naked Warrants”) to purchase Naked Shares will be converted into warrants entitling the holder to purchase the number of Shares as is equal to the number of Naked Shares issued pursuant to the Naked Warrants multiplied by the exchange ratio of Shares to Naked Shares at a price of $0.75 per Share for a period of two years from the closing date.

To facilitate the Transaction, subject to the approval of the shareholders of Naked, Naked agreed to: (i) continue from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada (the “Continuance”) and (ii) merge with Subco (the “Merger”), with Naked remaining as the surviving corporation.

Upon completion of the Transaction, Naked will become a wholly-owed subsidiary or our company.

Conditions to Agreement

The Agreement is subject to a number of conditions, including the following conditions:

(a)

the Continuance and the Merger will have been approved by (i) the shareholders of Naked (the “Naked Shareholders”), and (ii) if applicable, the Naked Shareholders holding a majority of each outstanding class of Naked securities, all in accordance with the terms of the Agreement, the provisions of the Nevada Revised Statutes and the Canadian Business Corporations Act, and the provisions of the Charter Documents of Naked;

(b)	the board of directors of our company and Naked will have approved the closing of the Transaction;

(c)	each of Joel Primus and Alex McAulay will have entered into management services or employment agreements with our company or Naked;

(d)	we will have conducted and completed to our sole satisfaction, acting reasonably, a legal and financial due diligence investigation of Naked;

(e)

Naked will have coordinated the preparation and delivery of the financial statements to our company, and the auditors of Naked will have approved the financial statements and any pro forma financial statements required to comply with applicable securities laws, in form and content satisfactory to us, and in accordance with applicable securities laws;

(f)

from the date of the Agreement, Naked will not have incurred any Liabilities other than those reasonably incurred in connection with the transactions contemplated in the Agreement or those previously disclosed to us;

(g)	at the closing, Naked’s liabilities, as determined in accordance with GAAP, will not exceed $100,000, excluding certain agreed items;

(h)	Naked will have conducted and completed, to Naked’s satisfaction, acting reasonably, a legal and financial due diligence investigation of our company; and

(i)	we will have working capital in the amount of $650,000, after payment of all outstanding our liabilities.

Covenants of the Parties

As part of the Agreement, Naked has agreed to cause Naked Shareholders holding a minimum of 51% of the issued and outstanding Naked Shares to execute and deliver voting agreements pursuant to which such Naked Shareholders will covenant to vote in favour of the Continuance and the Merger. Naked has also agreed to use its commercial best efforts to cause each of the Naked Shareholders to, at or prior to the Closing, enter into a pooling agreement (the “Pooling Agreement”) with an escrow agent (the "Trustee"), pursuant to which such Naked Shareholders will deposit their respective Shares received in exchange for their respective Naked Shares as a result of the Merger with the Trustee until such Shares are released from the Pooling Agreement in accordance with the terms thereof. Each Pooling Agreement will provide, among other things, that 25% of the Shares will be released 90 days after the one year anniversary of the closing date and then 25% each 90 days thereafter. Naked has also agreed to certain negative covenants as set out in the Agreement.

Additional Details of the Agreement

A copy of the Agreement is attached hereto as Exhibit 10.1. Please see Exhibit 10.1 for a complete description of the terms of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Acquisition Agreement with SBH Acquisition Corp. and Naked Boxer Brief Clothing Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARCH BY HEADLINES.COM. CORP.

By:

/s/ James P. Geiskopf
James P. Geiskopf
President, Secretary, Treasurer and Director

Date: March 1, 2012